Exhibit 99.1

NEWS

Contact:	Media: Bill Collins 1.212.265.2794 wcollin1@ford.com	Equity Investment Community: Larry Heck 1.313.594.0613 fordir@ford.com	Fixed Income Investment Community: Dave Dickenson 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

FORD COMPLETES PLAN TO AMEND AND EXTEND EXISTING REVOLVING CREDIT FACILITY

DEARBORN, Mich., November 24, 2009 – Ford Motor Company (NYSE: F) announced today the successful completion of its previously announced plan to amend and extend the revolving credit facility under its secured credit agreement.  Revolving lenders have agreed to extend the maturity of commitments totaling $7.2 billion under the facility to November 30, 2013 from December 15, 2011, and such lenders will convert $724 million of their existing revolving loans to a new term loan that matures on December 15, 2013.  The total amount extended to 2013, including the new term loan, is $7.9 billion.

Each lender that agreed to extend the maturity of its revolving commitment was permitted to reduce its revolving commitment by up to 25 percent at its election and to the extent its reduced revolving commitment exceeded certain specified levels, such excess will be converted into the new term loan under the secured credit agreement maturing on December 15, 2013.  In addition, lenders that agreed to extend the maturity of their revolving commitments will receive a 1 percentage point increase in interest rate margins, an increase in quarterly fees and payment of an upfront fee.

“We are very pleased with the results of the amendment, extension to our revolving credit facility, and new term loan” said Neil Schloss, Ford vice president and treasurer. “We appreciate the support of our banking partners as today’s actions will provide additional liquidity through 2013.”

On December 3, 2009, Ford will repay $1.9 billion of the existing revolving loans to effect the commitment reductions elected by extending lenders.  Lenders with commitments totaling $886 million have elected not to extend those commitments, which will mature on the original maturity date of December 15, 2011.

Prior to the amendment, revolving lenders held commitments totaling $10.7 billion that matured on December 15, 2011.  After the amendment, revolving lenders hold a total of $8.1 billion of extended and non-extended revolving commitments and $724 million of the new term loan.

The lenders also approved amendments to the credit facility that expand existing limitations on debt prepayments and repurchases to allow for further balance sheet improvements.

About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents.  With about 200,000 employees and about 90 plants worldwide, the company’s brands include Ford, Lincoln, Mercury and Volvo.  The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.ford.com.

# # #